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                                                                    Exhibit 2.2

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF MARYLAND
                               Greenbelt Division

                                        )
                                        )
In re                                   )
                                        )
CRIIMI MAE Inc., et al.,                )        Chapter 11
                                        )        Case Nos. 98-2-3115(DK)
                Debtors.                )        through 98-2-3117(DK)
                                        )        (Jointly Administered)
                                        )


                PRAECIPE FILING AMENDED EXHIBIT 3 TO THE DEBTORS'
                   THIRD AMENDED JOINT PLAN OF REORGANIZATION

              In connection with the hearing on approval of the Debtors' Second Amended Joint Disclosure Statement (the "Disclosure Statement') held on April 25, 2000, CRIIMI MAE Inc. ("CMI"), CRIIMI MAE Holdings II, L.P. ("Holdings") and CRIIMI MAE Management, Inc. ("Management") (collectively, the "Debtors") and the Official Committee of Equity Security Holders of CMI (the "Equity Committee"), by and through their undersigned counsel, hereby file this Praecipe Filing Amended Exhibit 3 to the Debtors' Third Amended Joint Plan of Reorganization (the "Plan").


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              Attached hereto as Exhibit 1 is Amended Exhibit 3 to the Plan filed on April 25, 2000. The Plan to be sent out to impaired classes of creditors and equity security holders for voting and to be included as Exhibit A to the Disclosure Statement will include this Amended Exhibit 3.

Dated:   July 12, 2000

VENABLE, BAETJER AND                      AKIN, GUMP, STRAUSS,
     HOWARD, LLP                              HAUER & FELD, L.L.P.

By:         /s/                            By:      /s/
   --------------------------                 --------------------------
   Richard L. Wasserman                     Stanley J. Samorajczyk
   Federal Bar No. 02784                    Federal Bar No. 03113
   Carrie B. Weinfeld                       1333 New Hampshire Ave., NW
   Federal Bar No. 25365                    Washington, D.C.  20036
   1800 Mercantile Bank and Trust           (202) 887-4000
     Building
   Two Hopkins Plaza
   Baltimore, Maryland 21201                Co-Counsel for CRIIMI MAE Inc.
   (410) 244-7400                           and CRIIMI MAE Holdings II, L.P.,
                                            Debtors-in-Possession

   Co-Counsel for CRIIMI MAE Inc.
   and CRIIMI MAE Holdings II, L.P.,
   Debtors-in-Possession

SHULMAN, ROGERS, GANDAL,                  COVINGTON & BURLING
    PORDY & ECKER, P.A.

By:       /s/                             By:     /s/
   --------------------------                 --------------------------
   Morton A. Faller                           Michael St. Patrick Baxter
   Federal Bar No. 01488                      Federal Bar No. 09694
   11921 Rockville Pike                       Dennis B. Auerbach
   Third Floor                                Federal Bar No. 09290
   Rockville, MD 20852-2753                   1201 Pennsylvania Avenue, N.W.
   (301) 231-0928                             Washington, D.C. 20044
                                              (202) 662-6000

   Counsel for CRIIMI MAE
   Management, Inc.,                          Counsel for the Official Committee
   Debtor-in-Possession                       of Equity Security Holders of
                                              CRIIMI MAE Inc.


                                      -2-
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                            AMENDED EXHIBIT 3 TO THE
               DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION



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                 SERIES E CONVERTIBLE PREFERRED STOCK TERM SHEET

ISSUER:             CRIIMI MAE Inc. ("CRIIMI MAE", "CMI" or the "Company")

HOLDER: MeesPierson Investments Inc. now known as Fortis Proprietary Capital Inc. ("Fortis")

ISSUE AMOUNT:       $10.3 million (103,000 Preferred Shares (defined
                    below)). If the Subsequent Exchange (defined below) occurs, then the Corporation shall issue another $10.0 million of Preferred Shares to Fortis. "Subsequent Exchange" shall mean the exchange of 100,000 shares of the Company's Series D
                    Cumulative Convertible Preferred Stock, par value $0.01 (the
                    "Series D Preferred Stock") by Fortis for 100,000 shares of the Preferred Shares on or prior to July 31, 2000.

LIQUIDATION VALUE:  $100 per share

SECURITIES:         Series E Cumulative Convertible Preferred Shares ("Preferred
                    Shares")

DIVIDEND:           1.   From the date of issuance of the relevant share(s) of
                         Preferred Shares to Fortis through the Effective Date of the Company's Reorganization Plan (the "Effective
                         Date"), cumulative, floating-rate dividends based upon 3-month LIBOR plus 75 basis points, accruing quarterly, and payable, on the Effective Date, in common stock, which will not require registration to trade ("Dividend
                         Securities").

                    2. After the Effective Date, cumulative, floating rate dividends based upon 3-month LIBOR plus 250 basis points, payable quarterly in cash or Dividend Securities at CMI's option.

                    3.   Unpaid dividends shall compound quarterly.

DIVIDEND SHARE      The amount of shares received as Dividend Securities will be
AMOUNT:             equal to the dividend dollar amount divided by the average of the five (5) closing trade prices of the common stock for the five (5) previous trading days prior to the dividend payment date.


                                   EXHIBIT 3


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CONVERSION          The Preferred Shares will become convertible into CRIIMI MAE
FEATURE: common stock at the option of Fortis beginning three months after the Effective Date in accordance with the following schedule:

                    1. Up to 25,750 (to be increased to 50,750, if the Subsequent Exchange Occurs) Preferred Shares may be converted beginning at the end of 3 months, 9 months, 12 months and 15 months after the Effective Date without regard to the price of CRIIMI MAE's common stock.

                    2. Beginning 4 months after the Effective Date and ending 8 months after the Effective Date, Fortis may convert up to 7,500 (to be increased to 15,000, if the Subsequent Exchange occurs) additional Preferred Shares in any 21 trading day period so long as the price of the common stock remained above $3.00 per share for each of the previous 21 trading days.

                    3. Beginning 10 months after the Effective Date, Fortis may convert up to 5,000 (to be increased to 10,000, if the Subsequent Exchange occurs) additional Preferred Shares in any 21 trading day period so long as the price of the common stock remained above $3.00 per share for each of the previous 21 trading days.

                    4. In no event may Fortis convert (i) more than 25,750 (to be increased to 50, 750, if the Subsequent Exchange occurs) Preferred Shares in any 21 trading day period, or (ii) Preferred Shares resulting in Fortis owning 5% or more of CMI's then outstanding common stock.

                    CONVERSION PRIOR TO THE EFFECTIVE DATE. In the event that the Effective Date does not occur on or before December 31, 2000, then 5,000 (to be increased to 10,000, if the Subsequent Exchange occurs) Preferred Shares shall become convertible at the option of Fortis into fully paid and non-assessable shares of CMI common stock in January 2001 and in each month thereafter until the Effective Date. In no event may Fortis convert (i) more than 5,000 (to be increased to 10,000, if the Subsequent Exchange occurs) Preferred Shares (or less than 1,000 Preferred Shares at any one time) during any calendar month or (ii) any Preferred Shares into CMI common stock if such conversion would result in Fortis owning 5% or more of CMI's then outstanding common stock.

CONVERSION
SETTLEMENT:         Upon conversion, Fortis shall receive the common shares and accrued and unpaid dividends on the Series E Preferred
                    Shares within five business days following completion of the Conversion Pricing Period.


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CONVERSION PRICE:   Fortis may convert its Preferred Shares into common
                    stock, which will not require registration to trade, at a price per share equal to the Closing Trade Price for a Valid Trading Day within the Conversion Pricing Period mutually acceptable to CMI and Fortis or, if no Closing Trade Price is mutually acceptable to CMI and Fortis, the Average Closing Trade Price of CMI common stock over the applicable Conversion Pricing Period.

CLOSING TRADE       The last trade price for CMI common shares (a) as
PRICE:              reported on the stock exchange composite tape, or (b) if the
                    CMI common stock is traded over-the-counter, the last reported bid quotation for the common stock or the survivor common stock as the case may be, for such trading day.

AVERAGE CLOSING     Calculated by dividing (i) the sum of the closing
TRADE PRICE:        trade prices as reported on the stock exchange
                    composite tape for CMI common stock on each Valid Trading
                    Day during the applicable Conversion Pricing Period, by (ii) the total number of Valid Trading Days in such Conversion
                    Pricing Period.

CONVERSION          21 trading days preceding the date of delivery of the notice
PRICING PERIOD:     of conversion, subject to earlier termination as agreed upon by CMI and Fortis.

VALID               Any trading day during a Conversion Pricing Period in which
TRADING DAY:        either (i) the Minimum Daily Price has been exceeded,
                    or (ii) the Minimum Daily Price has not been exceeded and Fortis and CMI agree to include such day as a Valid Trading
                    Day in such Conversion Pricing Period.

MINIMUM             Either (i) 75% of the Closing Trade Price for the trading
DAILY PRICE:        day immediately preceding either the date of delivery
                    of the Holder Conversion Notice to the Company or the Mandatory Conversion Date, as the case may be, or (ii) an amount agreed upon by Fortis and CMI at the beginning of any Conversion Pricing Period, that shall be applicable for every trading day during a Conversion Pricing Period.

MANDATORY           Any outstanding Preferred Shares will be converted on the
CONVERSION:         second anniversary of the Effective Date.

OPTIONAL            Upon thirty (30) days prior written notice to Fortis, the
REDEMPTION:         Preferred Shares will be redeemable, in whole or in part, at anytime at CRIIMI MAE's discretion at 106% plus accrued and unpaid dividends.

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                             CERTIFICATE OF SERVICE

              I HEREBY CERTIFY that on this 13TH day of July, 2000, copies of the Praecipe Filing Amended Exhibit 3 to the Debtors' Third Amended Joint Plan of Reorganization were sent via first-class mail, postage prepaid (except as otherwise indicated), to the persons on the attached service list.

                                                        /s/
                                                 -------------------------
                                                 Richard L. Wasserman